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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                               ACTERNA CORPORATION
              ANNOUNCES COMBINED CASH TENDER OFFERS FOR OUTSTANDING
                              NOTES OF ACTERNA LLC


         Germantown, MD, June 24, 2002 - Acterna Corporation (Nasdaq: ACTR) today announced the commencement of cash tender offers for up to $155 million, on a combined basis, in principal amount of the outstanding 9 3/4 percent Senior Subordinated Notes due 2008 of Acterna. The tender offers, which are being made by Acterna LLC (Acterna), and CD&R VI (Barbados), Ltd.
(CD&R Barbados), are described in the Offers to Purchase dated June 24, 2002.

         The consideration for each $1,000 principal amount of the Notes tendered and accepted for payment pursuant to each tender offer will be $220. The tender offers are not conditioned on the tender of any minimum principal amount of Notes.

         The tender offers will expire at midnight, New York City time, on Monday, July 22, 2002, unless extended. Payment for Notes validly tendered and not validly withdrawn will be made promptly following expiration of the offers.

         Acterna's offer is for $109 million in principal amount of the Notes, and CD&R Barbados' offer is for $46 million in principal amount of the Notes.

         CD&R Barbados' offer is subject to a number of conditions that are set forth in the Offers to Purchase, including the purchase by Acterna of the first $63 million in principal amount of the Notes tendered.

         Acterna's offer is subject to a number of conditions that are set forth in the Offers to Purchase, including obtaining consent from the lenders under the credit agreement governing Acterna's senior secured facility to amend or waive certain provisions of Acterna's senior secured credit agreement. There can be no assurance that the consent sought by Acterna will be obtained on the terms sought on or prior to the expiration date of the tender offers, or at all.

         In connection with its offer, CD&R Barbados expects to agree with the lenders under Acterna's senior secured credit agreement to invest all cash interest received, on an after-tax basis, on the Notes purchased in the tender offer or otherwise held by CD&R Barbados in new senior secured convertible notes of Acterna.

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         Dresdner Kleinwort Wasserstein, Inc. (DrKW) is acting as the exclusive
Dealer Manager. Inquiries relating to the tender offer should be directed to Marc D. Puntus at DrKW at 212-895-1819. Requests for additional copies of the tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.

         This press release does not constitute an offer to purchase the Notes. The tender offers are made solely by the Offers to Purchase.

                                      * * *

         About the Offerors
         ------------------

         Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, Airshow, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. Airshow supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

         CD&R Barbados is a Barbados company holding an International Business Company license. All of the capital stock of CD&R Barbados is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, an affiliate of Acterna that is managed by Clayton, Dubilier & Rice, Inc.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Acterna's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in Acterna's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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         Contacts
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         Acterna Corporation:

         Investor Contact:  Maria Henry, Acterna Corporation,
                            301-353-1550, ext 1207

         Media Contact:  Jim Monroe, Acterna Corporation,
                         301-353-1560, ext. 4366